Uranerz Energy Corporation
Suite 1410, 800 West Pender Street
Vancouver, B.C.
V6C 2V6
604-689-1659

February 17, 2006

Mr. Michael Collins
President
Bluerock Resources Ltd.,
890 – 885 Dunsmuir Street
Vancouver, B.C.
V6C 1N5

Re: Joint Venture of Mongolian Uranium Projects

Dear Mr. Collins:

The purpose of this letter ("Letter Agreement") is to set forth binding contract terms between Uranerz Energy Corporation, a Nevada corporation ("Uranerz") and Bluerock Resources Ltd., a British Columbia corporation ("BRD"). The properties subject to this Letter Agreement are ownership interests in Exploration Licenses, which have received approval with the Office of Geology and Mining Cadastre (OGMC), a department of the Mineral Resource Authority of Mongolia (MRAM) located in Mongolia, known collectively as the Mongolian Projects, all as described more specifically in Attachment 1 hereto (the “Projects” or "Properties").

1.      Grant of Exclusive Right to Acquire Interest in Properties and Enter into Joint Venture Agreement. Uranerz hereby grants to BRD the exclusive right to acquire an undivided 55% interest in the Properties, subject to the terms and conditions of this Letter Agreement and a Joint Venture Agreement, which shall be based upon the Rocky Mountain Mineral Law Foundation's Model Exploration, Development and Mine Operating Agreement, 1996 Edition ("Form 5A"), as more specifically described in paragraph 4 below. The “Manager” shall be as defined in Form 5A. Until the formation of the Joint Venture, the manager of the work program shall be BRD.

To earn a 55% interest in the Properties and the Joint Venture, BRD must make the payments set forth in section 2, and make the payments and incur the expenditures referred to in section 3.

2.      BRD will make a $5,000 (US) payment to Uranerz on signing this Letter of Agreement with Uranerz. BRD will make a $30,000 (US) payment to Uranerz and issue 150,000 shares of BRD to Uranerz at the later date of the following; a 30 day due diligence period, or 10 days after the review of the report currently being written on the green fields projects, or acceptance for filing by the TSX Venture Exchange. Provided Uranerz can show it holds good title to the Properties, the payment of $30,000 (US) and the issuance of 150,000 shares of BRD to Uranerz must be made by March 31, 2006 or this agreement becomes null and void and BRD forfeits the payment of $5000 (US). If Uranerz cannot show it holds good title to the Properties by March 31, 2006, the US$5,000 deposit will be paid back to BRD.

3.      BRD Payments and Work Expenditures. In order to maintain this Letter Agreement in effect, BRD must make the payments and incur the work expenditures described in paragraphs 3.A and 3.B below, respectively. If BRD fails in either case to do so, the sole effect shall be termination of this Letter Agreement as of the applicable deadline, except for the taxes and any government maintenance fees due within 120 days of signing this Letter Agreement for the projects within the Properties, except for the first annual payment due to Uranerz by October 18, 2006 and except for the first $400,000 work expenditure, as provided in paragraph 3.B below. By signing this Letter Agreement BRD guarantees that it will pay the taxes and any government maintenance fees due within 120 days of signing this Letter Agreement for the projects within the Properties and will pay to Uranerz the first lease payment by October 18, 2006 and will complete the first $400,000 work expenditure by October 18, 2006. Uranerz will produce a table outlining the taxes and lease fees and payment dates due over the first 3 years of the proposed option period

A.      Payments: The following payments to Uranerz shall be due on or before the following dates:

Due Date	Amount
October 18, 2006	$30,000
October 18, 2007	$40,000
October 18, 2008	$50,000
October 18, 2009	$50,000

          Uranerz shall designate an account to which such payments may be made by wire transfer. A payment shall be deemed to have been made timely by BRD if its wire transfer is initiated or its cheque is transmitted by express courier on or before the applicable due date. Until the parties enter into a Joint Venture Agreement pursuant to paragraph 4 below, BRD shall have sole liability for, and the Manager shall have responsibility for, the annual taxes and government maintenance fees that may become due to the various levels of government regarding the Properties. BRD’s liability share be capped to $32,000 for 2006 and

$47,000 for 2007 unless the increase is related to an increase in the government mandated fees. Uranerz will be liable for any other amount in excess of the yearly cap.

B.      Work Expenditures: BRD shall expend the following amounts by each of the following dates on Exploration (as defined in Form 5A) operations on or for the benefit of the Properties:

Deadline	Amount

October 18, 2006	$400,000
October 18, 2007	$500,000
October 18, 2008	$900,000
October 18, 2009	$1,200,000

          Excess amounts expended in any year shall credit against subsequent years' requirements only until such time as BRD has expended $3,000,000 and earned a 55.0 percent Participating Interest in the Joint Venture. Failure to meet the work commitments in any year causes forfeiture of a 100% interest in the project back to Uranerz. Once BRD has expended $3,000,000 and earned a 55% Participating Interest in the Joint Venture, Uranerz may elect to spend $300,000 to earn back a 6% interest in the project for a 51% Participating Interest in the Joint Venture. Failure by BRD to meet the work commitments in any year causes forfeiture of a 100% interest in the project back to Uranerz.

          After the second anniversary BRD can elect to remove Properties from this Agreement. BRD is required to give 60 days notice of intent to do so. Properties may be removed from this Agreement at any time if there is mutual agreement to do so. All payments and work requirements will remain the same regardless of the addition or subtraction of projects from this Agreement.

           If this Letter Agreement terminates within 60 days of the due dates for any taxes or other contractual payments related to the Properties or within 90 days of the deadline for any maintenance fees for Exploration Licenses within the Properties, BRD shall be obligated to make those payments or pay those taxes, as applicable. No Properties shall be allowed to lapse while this Letter Agreement remains in effect, unless both BRD and Uranerz approve of same in writing. For purposes of determining what charges and costs will credit against the above expenditure requirements, the parties shall utilize the Accounting Procedures attached as Exhibit B to Form 5A, with the exception that the charge under Subsection 2.13(a)(i) of those accounting procedures for BRD’s office and general and administrative expenses shall be a flat fee of 10.0% of all Allowable Costs (as defined in those Accounting Procedures).

C.      Responsibility for Reclamation and Environmental Conditions: Unless and until the parties enter into a Joint Venture Agreement pursuant to paragraph 4 below, the Manager shall have sole responsibility for reclamation of disturbances of the Properties caused by its Exploration operations pursuant to paragraph 3.B above. As project manager, BRD will post a $10,000 bond with a mutually agree third party as a guarantee of the reclamation and remediation of any work done by the Manager or its representatives. If this option agreement is terminated prior to the formation of a Joint Venture the bond shall be made available for pay of remediation work for a period of one calendar year from the termination of the agreement. Any remaining moneys shall be returned to BRD at the end of the one year period. If and at such time as the parties enter into the Joint Venture Agreement pursuant to paragraph 4 below, the responsibility for the environmental conditions of the Properties, regardless of when created, shall be borne by the Joint Venture, unless BRD continues to work towards a larger Participating Interest, in which case the Manager shall continue to have sole responsibility for reclamation of disturbances of the Properties caused by its Exploration operations until such time as the parties enter into the Joint Venture Agreement with determined Participating Interests.

4.      Conditions for Entering into Joint Venture Agreement and BRD's Retention of 55% Interest. At such time as BRD has expended $3,000,000 on or before October 18, 2009 and Uranerz has elected not to expend $300,000 on the Property on or before July 31, 2010, or waives its right to do so:

A.      The parties shall enter into a Joint Venture Agreement, based upon Form 5A, which shall be modified so as to be consistent with the provisions of this Letter Agreement and to incorporate the terms contained in Attachment 2 hereto;

B.      BRD shall contribute as its Initial Contribution pursuant to Section 5.1 of Form 5A its undivided 55% interest in the Properties;

C.      Uranerz shall contribute as its Initial Contribution pursuant to Section 5.1 of Form 5A its undivided 45% interest in the Properties; and

D.      This Letter Agreement shall terminate, and all subsequent operations on and for the benefit of the Properties shall be governed by the Joint Venture Agreement.

          If BRD fails to expend at least $3,000,000 by October 18, 2009, this Letter Agreement shall terminate as of that date.

5.      Following BRD’s earning a 55% interesting in the project, Uranerz may elect to expend $300,000 on or before July 31, 2010, to earn back an additional 6% interest, (for a total 51% interest).

A.      The parties shall enter into a Joint Venture Agreement, based upon Form 5A, which shall be modified so as to be consistent with the provisions of this Letter Agreement and to incorporate the terms contained in Attachment 2 hereto;

B.      BRD shall contribute as its Initial Contribution pursuant to Section 5.1 of Form 5A its undivided 49% interest in the Properties;

C.      Uranerz shall contribute as its Initial Contribution pursuant to Section 5.1 of Form 5A its undivided 51% interest in the Properties; and

D.      This Letter Agreement shall terminate, and all subsequent operations on and for the benefit of the Properties shall be governed by the Joint Venture Agreement.

6.      Underlying Royalty. BRD and Uranerz understand that some or all of the Properties may be burdened by a royalty, pursuant to the rules and mining laws of Mongolia. The Joint Venture shall make the necessary deductions for these royalty payments in proportion to their respective Participating Interests before any distributions to the parties.

7.      Representations and Warranties.

A.      Uranerz and BRD hereby incorporate by reference the Participants' representations and warranties contained in Section 3.1 of Form 5A.

B.      Uranerz and BRD hereby represent and warrant that they have received and reviewed full and complete copies of Form 5A, including all Exhibits thereto.

8.      Insurance and Indemnity.

A.      Liability Insurance. The Manager shall, at BRD’s sole cost, keep in force during this Letter Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least One Million Dollars ($1,000,000) per occurrence for injuries to or death of person, and Five Hundred Thousand Dollars ($ 500,000) per occurrence for property damage.

B.      Form and Certificates. The policy of insurance required to be carried by the Manager pursuant to this Section shall be with a company of comparable size and capabilities commensurate with industry standards for insuring similar operations within the country of Mongolia. Such policy shall name Uranerz as an additional insured and contain a cross liability and severability endorsement. The Manager’s insurance policy shall also be primary insurance without right of contribution from any policy carried by Uranerz.

C.      Waiver of Subrogation. BRD and Uranerz each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the

Properties or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Uranerz or BRD and in force at the time of such loss or damage.

D.      Waiver and Indemnification. Uranerz shall not be liable to BRD and BRD waives all claims against Uranerz for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to business conducted on the Property.

9.      After Acquired Properties

          "After Acquired Properties" means any and all mineral interests located, granted or acquired by or on behalf of either of the parties hereto during the currency of this Agreement which are located within 3 km of Properties currently held within the option agreement with the exception of License 10241X.

          The parties covenant and agree, each with the other, that any and all After Acquired Properties shall be subject to the terms and conditions of this Agreement and shall be added to and deemed, for the purposes hereof, to be included in the Property.

10.     Liens and Notices of Non Responsibility. The Manager agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by the Manager.

11.     "Dollars" and "$". All references to "Dollars" and "$" are to United States Dollars.

12.     Force Majeure. The provisions of Section 19.7 of Form 5A are incorporated herein by reference with respect to obligations of BRD and time periods for work expenditures under paragraph 3.B above. The blank in Section 19.7 of Form 5A, for purposes of this Letter Agreement, shall be "two (2)" months.

13.     Uranerz’s Right to Data and Confidentiality. During the term of this Letter Agreement, Uranerz and BRD shall have the right to review the accounts and all data and information obtained by the Manager regarding the Properties, provided that they provide the Manager with reasonable advance notice of their desire to inspect same and provided further that such information shall be provided to the parties without any representations or warranties by the Manager as to the accuracy or completeness of same. The Manager shall prepare and deliver to the parties reports of its progress and findings as soon as reasonably possible, if that information is reasonably determined by BRD or Uranerz to be material for disclosure purposes, and in any event shall be delivered to the parties on at least an annual basis. All such information shall be kept confidential by the parties and shall not be disclosed except as may be necessary to comply with rules or regulations of any governmental agency or stock exchange. Each party shall have the right, subject to reasonable advance notice to the other party, to prepare and disseminate news releases on the results and progress of Exploration operations on the Properties.

14.     Reports. On or before April 1 following each year during which this Agreement is effective, the Manager shall deliver to the other party a copy of all data and maps, and a report of all of its activities conducted on the Properties for the previous calendar year.

15.     Inspection. BRD or BRD’s duly authorized representatives shall be permitted to enter on the Property and the Manager’s workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with the Manager’s operations.

16.     Relationship of Parties. This Letter Agreement (or the Joint Venture Agreement when concluded) is not a partnership. Nothing contained in this Joint Venture shall be deemed to constitute one party being a partner of the other party. It is not the intention of the parties to create nor shall this Letter Agreement be construed to create any mining, commercial or other partnership.

17.     Severability. If any provision of this Letter Agreement is or shall become illegal, invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and enforceable and the said remaining provisions shall be construed as if this Letter Agreement had been executed without the illegal, invalid or unenforceable portion.

18.     Reassignment, transfer and related Matters. Either party of the Letter Agreement (or the Joint Venture Agreement when concluded) may transfer or assign its interest in whole or in part of this Letter Agreement to a responsible transferee provided first right of refusal at the same terms as is given to the transferee is first given to the remaining Joint Venture party so that the remaining Joint Venture party has the option but not the obligation to own the entire project.

19.     Notices. All notices, payments and other required communications (“Notice” or “Notices”) to the parties shall be in writing, and shall be given (i) by personal delivery to each party, or (ii) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (iii) by registered or certified mail, return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, (ii) if by electronic communication on the date of receipt of the electronic communication, and (iii) if solely by mail on the day delivered as shown on the actual receipt. A party may change its address from time-to-time by Notice to the other party.

Notice to BRD shall be sent to:

Mr. Michael Collins
President
Bluerock Resources Ltd.,
890 – 885 Dunsmuir Street
Vancouver, B.C.
V6C 1N5
Fax: 604-669-3357

Notice to UEC shall be sent to:	with a copy to:

Dennis Higgs	Glenn Catchpole
Uranerz Energy Corporation	Uranerz Energy Corporation
Suite 1410 - 800 West Pender Street	222 Carriage Circle
Vancouver, B.C.	Cheyenne, Wyoming 82009
V6C 2V6	USA

Fax: 604.689.1722
Fax: 307.778.0540

20.     Governing Law; Jurisdiction and Venue. This Letter Agreement shall be governed by Nevada law. In the event of disputes, controversies or claims arising from an alleged breach of this Letter Agreement (or the Joint Venture Agreement when concluded), or disputes arising out of or related to this Letter Agreement (or the Joint Venture Agreement when concluded) over substantial factual issues concerning technical mining or metallurgical matters, the parties agree to be bound by binding arbitration to be conducted in Reno, Nevada in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All disputes arising out of or related to this Letter Agreement (or Joint Venture Agreement when concluded) over issues concerning technical mining or metallurgical matters shall be resolved by arbitrators who are experts in the relevant fields. The applicable substantive law shall be the law of the State of Nevada and discovery shall be conducted pursuant to the Nevada Rules of Civil Procedure, and the Nevada Rules of Evidence shall apply.

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first written above.

URANERZ ENERGY CORPORATION, a Nevada corporation

By:
Title:
Date of Execution:

Bluerock Resources Ltd., a British Columbia corporation

By:
Title:
Date of Execution:

ATTACHMENT 1
to
Letter Agreement
Between
Bluerock Resources Ltd. and Uranerz Energy Corporation

1.      Leases and Agreements
[Describe by title, parties and date and list patented and unpatented mining claims (with information described in 2 and 3 below) and other properties subject thereto]

2.      Owned Patented Mining Claims
[Describe by claim name and patent and mineral survey numbers]

3.      Owned Unpatented Mining Claims
[Describe by claim name and county recordation and BLM filing numbers]

4.      Other Properties
[Provide legal descriptions]

LICENCES

No .	License No	Name Of licence	Coordinates		Aimag* and Soum (Province)	Area (Hectares)
1	8560X	Ulaankhush uu (Khavtsal)	109 01 20 10911 20 109 11 20 109 01 20	45 34 10 45 34 10 45 27 30 45 27 30	DG (Airag)	16091
2	10166X	Ovor bel	116 01 00 116 19 00 116 19 00 116 01 00	47 20 10 47 20 10 46 50 30 46 50 30	DO Matad	124527
3	10167X	Tasarkhai	115 30 00 116 00 00 116 00 00 115 30 00	47 00 00 47 00 00 46 54 00 46 54 00	DO Matad	42325
4	10165X	Khudgiin us	109 20 00 109 29 50 109 29 50 109 20 00	45 42 40 45 42 40 45 40 00 45 40 00	DG Airag	6308
5	10168X	Khartolgoi	105 05 00 105 25 00 105 25 00 105 05 00	45 00 00 45 00 00 44 51 30 44 51 30	DU Khuld, Delger khangai	41430
6	10169X	Chuluut	105 55 00 106 08 00 106 08 00 106 05 40 106 05 40 106 08 00 106 08 00 105 55 00	45 00 00 45 00 00 44 58 50 44 58 50 44 56 40 44 56 40 44 47 00 44 47 00	DU Khuld, Olziit	39987
7	10241X	Chuluut	100 27 00 100 30 00 100 30 00 100 36 00 100 36 00 100 27 00	48 17 00 48 17 00 48 17 10 48 17 10 48 11 30 48 11 30	AR Ondor ulaan, Tariat	11589
8	10315X	Tolgod	109 00 00 109 05 20 109 05 20 109 00 00	45 54 00 45 54 00 45 52 00 45 52 00	DG Dalan jargalan	2558

* DO- Dornogobi, DU- Dundgobi, AR- Arkhangai, DO- Dornogobi

ATTACHMENT 2
to
Letter Agreement
Between
Bluerock Resources Ltd. and Uranerz Energy Corporation

Set forth below are provisions to be inserted in the Sections set forth below of Form 5A:

Items marked * represent the most substantive provisions.

1.      Section 2.2: Name under which the Assets are to be managed and operated by the Participants. “Mongolia New Co”

*2.    Section 2.5: Maximum number of consecutive days that production in commercial quantities can be halted, but that Products still be deemed to be produced on a "continuous basis" for purposes of extending the Agreement's term. (one year)

3.      Sections 3.2(d) and (e): Assessment year through which the Participant that is the owner of the unpatented claims represents taxes and maintenance fees have been timely paid. per license annual renewal date

*4.    Section 3.7(a)(v): The aggregate dollar amount that will be deemed to constitute a "Material Loss" for indemnification purposes. ($20,000)

*5.    Sections 5.1(a) and (b): Dollar amounts to be credited to the Participants' respective Equity Accounts as their Initial Contributions. In the case of the Participant that is not contributing the Properties, this dollar amount is the earn-in funding requirement.

From the text of Form 5A
“(a)           URANERZ, as its Initial Contribution, hereby contributes the Assets described in Exhibit A to the purposes of this Agreement. The amount of two million four hundred fifty four thousand and five hundred Dollars ($2,454,500) shall be credited to URANERZ's Equity Account on the Effective Date with respect to URANERZ's Initial Contribution. If URANERZ elects to spend an additional three hundred thousand dollars, the amount of three million one hundred twenty two thousand and five hundred Dollars, ($3,122,500) shall be credited to URANERZ's Equity Account on the Effective Date with respect to URANERZ's Initial Contribution.

           (b)      Subject to BRD's right of withdrawal as set forth in Section 5.2, BRD, as its Initial Contribution, shall fund Operations under Subsection 5.1(c) totaling three million Dollars ($3,000,000) on or before the Fourth

(4)      anniversary of the Effective Date. In determining whether such funding obligation has been met, only costs that are properly chargeable to the Business Account under Exhibit B shall be included ("Qualifying Expenses"); provided, however, BRD shall not be entitled to an Administrative Charge during the time it is making Qualifying Expenses. Upon completion of such funding, this amount shall be credited to BRD's Equity Account.

6.      Section 5.2(b): Time period during which the Participant that is not contributing the Properties may withdraw if it determines that conditions may exist on the Properties that, in its judgment, may result in violation of Environmental Laws. ninety (90) or is extended by mutual agreement

*7.    Section 6.3(a): Participating Interest percentage at which a Participant shall be deemed to have withdrawn from the Business and be required to relinquish its Participating Interest. 10% Also, percentages of Net Proceeds 1.5% and of the Reduced Participant's Equity Account balance as a ceiling on dollar amount of Net Proceeds to be paid to that Participant no cap

*8.    Section 6.3(b): Percentage thresholds for recalculations of adjustments in Participating Interest percentages if money spent by the Non-Reduced Participant varies from original budgeted amount.

From Form 5A, Section 6.6(b)
(b)           The relinquishment, withdrawal and entitlements for which this Section provides shall be effective as of the effective date of the recalculation under Sections 9.5 or 10.5. However, if the final adjustment provided under Section 9.6 for any recalculation under Section 9.5 results in a Recalculated Participating Interest of twelve percent (12%) or more: (i) the Recalculated Participating Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (ii) the Reduced Participant shall be reinstated as a Participant, with all of the rights and obligations pertaining thereto; (iii) the right to Net Proceeds under Subsection 6.3(a) shall terminate; and (iv) the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Subsection 9.6(d) . Similarly, if such final adjustment under Section 9.6 results in a Recalculated Participating Interest for either Participant of less than ten percent (10%) for a Program Period as to which the provisional calculation under Section 9.5 had not resulted in a Participating Interest of less than ten percent (10%), then such Participant, at its election within thirty (30) days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Recalculated Participating Interest of fifteen percent (15%). If no such election is made, such Participant shall be deemed to have withdrawn under the terms of Subsection 6.3(a) as of the beginning of such Program Period, and the Manager, on behalf of the Participants, shall make any necessary reimbursements, reallocations of

Products, contributions and other adjustments as provided in Subsection 9.6(d) , including of any Net Proceeds to which such Participant may be entitled for such Program Period.

9.      Section 7.1: Numbers of members on Management Committee and members representing each party. one (1) member(s) appointed by URANERZ and one (1) member(s) appointed by BRD, advisors may attend

*10.  Section 7.2: The Participating Interest percentage that will determine the decisions of the Management Committee. over fifty percent (50%)

11.   Section 7.3(a): Location of Management Committee meetings and number of days of advance notice of same that Manager is to provide to the Participants. Vancouver or another location as is mutually agreeable, 14 days

12.   Section 7.3(b): The number of days advance notice either Participant may call a meeting if a prior meeting did not have a quorum. 14 days

13.   Section 7.3(c): The number of days advance notice for putting items on the agenda and number of days for Manager to prepare and distribute minutes of meetings. 2 and 14 days respectively

14.   Section 8.1: Name of Manager. [BRD, until the Joint Venture is formed and then the partner who holds greatest percentage interest in the Joint Venture]

*15. Section 8.2(g): Dollar threshold of Manager's expenditures that requires prior approval of non-managing Participant. Expenditure that exceeds 10% of budget

*16. Section 8.2(i): Maximum dollar value of Assets that can be disposed of by Manager without non-manager's consent. $10,000

17.   Section 8.2(o): Time period after completion of each Program and Budget in which Manager must submit a detailed final report. 90 days

18.   Section 8.4: Number of months prior notice the Manager must provide on resignation and number of days in which the other Participant shall have the right to elect to become the Manager. 2 months, 60 days

19.   Section 8.4(a): The Participating Interest percentage threshold below which the Manager shall be deemed to have withdrawn. 50% or less

20.   Section 9.3: The number of months prior to the expiration of a Program and Budget that a new proposed Program and Budget for the succeeding year must be prepared by the Manager and submitted to the Management Committee for review and consideration. 4 months or as mutually agreed

21.   Section 9.4: Time period after submission of the proposed Program and Budget in which Participant must make its election in writing to approve, modify or reject the proposed Program and Budget. 60 days or as mutually agreed

22.   Section 9.6(a): Time period after conclusion of a Program and Budget in which the Manager must report the amount of money spent under that Budget to a Participant who had elected not to participate in that Budget. 60 days

*23. Section 9.6(c): Percentages and time periods for a Reduced Participant to reinstate its Participating Interest if the Manager expends a certain amount less than the Adopted Budget. 80% and 60 days

24.   Section 9.7(a): Time period for Manager to submit a Pre-Feasibility Study Program and Budget to the Management Committee after the Committee adopts a proposal for same. 90 days

25.   Section 9.8(f): Time period after receipt of a Pre-Feasibility Study in which Management Committee must convene a meeting for purposes of reviewing same. 30 days

*26. Section 9.9: Time period after selection of an Approved Alternative in which Manager must submit a Program and Budget to the Management Committee for preparation of a Feasibility Study. 90 days or as is mutually acceptable

27.   Section 9.10(a): Amount of time Manager must wait after receipt of a Feasibility Study before submitting a Program and Budget that includes Development to the Management Committee. 90 days

28.   Section 9.10(b): Time period for Manager to submit a Bid Report to the Management Committee and the percentage limitation on Development costs over adopted Program and Budget. 120 days and 10%

29.   Section 9.11: Time deadline for Manager's submission of Program and Budget for Expansion or Modification after its receipt of a Feasibility Study for same. 60 days

30.   Section 9.12: Percentage limitation on Budget overruns. 10%

31.   Section 10.2: Number of days working capital to be maintained by Manager. 60 days

32.   Section 10.3: Interest rate to be applied to delinquent cash call payments. [London interbank offered rate plus 5%]

*33. Sections 10.5(b)(i)(A) and (B): Default percentages for calculating dilution. [N/A]

*34. Section 10.5(b)(ii): Percentages of Net Proceeds to be received by the defaulting Participant in the event of its default relating to a Program and Budget cash call. [N/A]

*35. Section 10.5(c): Number of days a default must run before a non-defaulting Participant shall have the right to elect to purchase the defaulting Participant's Participating Interest, and the percentage of fair market value for which that interest may be purchased. [N/A]

36.   Section 10.6(a): Number of days after the end of each calendar year in which an audit must be completed. 90 days

37.   Section 12.2: Length of time that must run before the Agreement is terminated due to deadlock because of the Management Committee's failure to adopt a Program and Budget. [N/A]

*38. Section 12.6: Number of months in which a withdrawing Participant must not acquire any properties within the Area of Interest. 1 year

39.   Sections 13.2, 13.3 and 13.4: Time periods for notice and exercise of option with respect to acquisitions within Area of Interest. 60 and 30 days

40.   Sections 16.2(g)(ii): Time period within which a public auction of an encumbered Participating Interest must be held. 60 days

41.   Section 17.1: Governing law. [Nevada]

42.   Section 17.2: Specification of forum? [Nevada- Reno, Nevada in accordance with the Commercial Arbitration Rules of the American Arbitration Association.]

43.   Section 17.3: Arbitration? [Nevada- Reno, Nevada in accordance with the Commercial Arbitration Rules of the American Arbitration Association.]

44.   Section 19.1: Addresses for notices.

45.   Section 19.7: Time period that must run before a delay caused by governmental approvals can constitute Force Majeure. 2 months

46.   Exhibit B – Accounting Procedures, Section 2.13(a): Percentages for Management Fees during Exploration, Development and Major Construction and Mining Phases. 10%

47.   Exhibit D – Definitions – "Expansion" or "Modification": Percentage by which anticipated costs of expansion or modification exceed original capital costs of Development, in order to be deemed to be "material". 15%

*48. Exhibit F – Insurance: The minimum levels of different insurances. As above

49.   Exhibit H – Preemptive Rights: Time periods for election to purchase and percentage thresholds for the transferring Participants and transferee's Net Worth. 30 day offer, 9 months